Exhibit 99.1

Louis G. Conforti became a director of the Company on May 27, 2014 and served as our Interim Chief Executive Officer from June 20, 2016 until October 6, 2016 when he became our Chief Executive Officer. Mr. Conforti served as Principal/Executive Director of Colony Capital, Inc. as the Global Head of Strategy as well as focusing on publicly traded investing from April 2014 until June 20, 2016. Mr. Conforti was Managing Director of Balyasny Asset Management LP (“Balyasny”), an alternative investment manager firm, from December 2013 until April 2014. Prior to his service with Balyasny, Mr. Conforti was Global Head of Real Estate for UBS O’Connor, the alternative investment management division of UBS AG, a financial services firm, from October 2008 to November 2013. During that time, he also served as Senior Portfolio Manager of O’Connor Colony Property Strategies, a partnership with Colony Capital LLC. Mr. Conforti also served as Managing Director and Head of Real Estate Investments at the hedge fund firm of Stark Investments from January 2005 to October 2008. His predecessor real estate hedge fund, The Greenwood Group, was acquired by Stark Investments in January 2005. Mr. Conforti served as Co President and Chief Financial Officer of Prime Group Realty Trust (“Prime”), a publicly traded office and industrial property real estate investment trust, from June 2000 to October 2003; as its Executive Vice President Capital Markets, from June 1988 to November 1999, and as its Senior Vice President Capital Markets, from June 1998 to November 1999. Prior to his service with Prime, Mr. Conforti worked at the investment banking firms of CIBC World Markets and Alex Brown & Sons within their real estate investment banking and capital markets divisions.